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                                  Exhibit 23.2



The Members
ARTISTdirect Records, LLC;

We consent to the incorporation by reference in the registration statements (No. 333-53208, No. 333-38104, No. 333-63572 and No. 68396) on Forms S-8 of
ARTISTdirect, Inc., of our report dated April 6, 2004, with respect to the balance sheet of ARTISTdirect Records, LLC as of December 31, 2003, and the related statements of operations, members' deficit and cash flows for the year then ended, which report appears in the December 31, 2003 Annual Report on Form 10-K of ARTISTdirect, Inc.

Our report dated April 6, 2004 contains an explanatory paragraph that states that the Company has incurred substantial operating losses and negative cash flows from operations to date and needs additional capital to fund its operations, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/GUMBINER, SAVETT, FINKEL, FINGLESON & ROSE, INC.

Santa Monica, California
May 12, 2004